UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2016

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01      Regulation FD Disclosure.

As disclosed in our 2015 Third Quarter Quarterly Report on Form 10-Q, Ocwen Financial Corporation (the Company) previously reached an agreement in principle with the staff of the New York Regional Office of the Securities and Exchange Commission (SEC) related to an investigation of certain matters by the SEC, including our business dealings with Altisource Portfolio Solutions, S.A., Home Loan Servicing Solutions Ltd., Altisource Asset Management Corporation and Altisource Residential Corporation and the interests of our directors and executive officers in those companies and amendments we made to our 2013 Annual Report on Form 10-K and our 2014 First Quarter Quarterly Report on Form 10-Q. As then disclosed, the terms of the proposed resolution included that the Company, without admitting or denying liability, would pay a $2 million civil money penalty and consent to the entry of an administrative order requiring that we cease and desist from any violations of Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act and certain related SEC rules promulgated thereunder. The Company previously accrued $2 million as of September 30, 2015 with respect to the proposed resolution.

The proposed resolution has been approved by the Commission of the SEC, and that resolution is now final.

The information contained under Item 7.01 in this Current Report is being furnished and, as a result, such information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Dated: January 20, 2016	By:	/s/ Michael R. Bourque, Jr.
Michael R. Bourque, Jr.
Chief Financial Officer (On behalf of the Registrant and as its principal financial officer)